As filed with the Securities and Exchange Commission on August 27, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Wearable Devices LTD.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 Ha-Tnufa St.

Yokne’am Illit, 2066736 Israel

Tel: +972.4.6185670

(Address and telephone number of Registrant’s principal executive offices)

Mudra Wearable, Inc.

24A Trolley Square #2203

Wilmington, DE 19806

(Name, address, and telephone number of agent for service)

Copies to:

Oded Har-Even, Esq. Howard E. Berkenblit, Esq. Ilana Levin, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Tel: (212) 660-3000	Reut Alfiah, Adv. Gal Cohen, Adv. Sullivan & Worcester Tel Aviv (Har-Even & Co.) 28 HaArba’a St. HaArba’a Towers North Tower, 14th floor Tel Aviv, Israel 6473925 Tel: +972 74-758-0480

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder identified herein may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED AUGUST 27, 2026

WEARABLE DEVICES LTD.

Up to 2,000,000 Ordinary Shares

Offered by the Selling Shareholder

This prospectus relates to the resale, from time to time, by the selling shareholder named herein, or the Selling Shareholder, or its pledgees, donees, transferees, or other successors in interest, of up to 2,000,000 of our ordinary shares, no par value per share, or Ordinary Shares, consisting of (i) 240,000 Ordinary Shares held by the Selling Shareholder, or the Shares, (ii) 760,000 Ordinary Shares issuable upon exercise of pre-funded warrants to purchase, or the Pre-Funded Warrants, and (iii) 1,000,000 Ordinary Shares issuable upon exercise of the ordinary warrants, or the Warrants, and together with the Shares and the Pre-Funded Warrants, the Securities.

The Securities held by the Selling Shareholder were sold to it by our company in a private placement, or the July 2026 Private Placement, that was completed on August 10, 2026, pursuant to a certain securities purchase agreement, dated as of July 31, 2026, or the Agreement, by and between our company and the Selling Shareholder. The Warrants have an exercise price of $3.16 per Ordinary Share, were immediately exercisable upon issuance and will expire five years from the date of the issuance. The Pre-Funded Warrants have an exercise price of $0.0001 per Ordinary Share, were exercisable immediately and may be exercised at any time until the Pre-Funded Warrants are exercised in full (subject to the beneficial ownership limitation described below). The July 2026 Private Placement was effected pursuant to the exemptions provided in Section 4(a)(2) under the Securities Act of 1933, as amended, or the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder.

The Selling Shareholder may sell the 2,000,000 Ordinary Shares underlying the Securities held by it in one or more offerings under this prospectus, for its own account. We will not receive any of the proceeds from the sale of Ordinary Shares by the Selling Shareholder. We will, however, receive up to an aggregate of approximately $3.16 million in cash from the exercise of the Pre-Funded Warrants and the Warrants, assuming the exercise in full for cash of all the Pre-Funded Warrants and the Warrants.

The Selling Shareholder may offer and sell any of the Ordinary Shares offered hereby from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the securities. In connection with any sales of Ordinary Shares offered hereunder, the Selling Shareholder, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act. For additional information on the possible methods of sale that may be used by the Selling Shareholder, you should refer to the section titled “Plan of Distribution” elsewhere in this prospectus. We do not know when or in what amounts the Selling Shareholder may offer the Ordinary Shares for sale. The Selling Shareholder may sell any, all or none of the shares offered by this prospectus.

As of the date of this prospectus, our Ordinary Shares are listed and trade on the Nasdaq Capital Market under the symbol “WLDS”. The last reported sale price of our Ordinary Shares on August 26, 2026 was $2.39 per share.

Investing in our Ordinary Shares is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of information that should be considered in connection with an investment in our Ordinary Shares, as well as the risks described under the heading “Item 3 Key Information – D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2025, or the 2025 Annual Report, which we filed with the Securities and Exchange Commission on March 12, 2026, and in other documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission, or the SEC, the Israel Securities Authority nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2026

As permitted under the rules of the U.S. Securities and Exchange Commission, or the SEC, this prospectus incorporates important information about us that is contained in documents that we have previously filed with the SEC but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to Wearable Devices Ltd., 5 Ha-Tnufa St., Yokne’am Illit, 2066736, Israel, Attention: Chief Financial Officer. The telephone number of our registered office is Telephone+972.4.6185670. See “Where You Can Find Additional Information.”

You should rely only on information contained in and incorporated by reference into this prospectus. We have not, and the Selling Shareholder has not, authorized anyone to give any information or to make any representations other than those contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell, and it is not soliciting an offer to buy, (1) any securities other than our Ordinary Shares or (2) our Ordinary Shares in any circumstances in which such an offer or solicitation is unlawful. The information contained in this prospectus may change after the date of this prospectus. Do not assume after the date of this prospectus that the information contained in this prospectus is still correct. Information contained on our website, www.wearabledevices.co.il, does not constitute part of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “Wearable Devices” refer to Wearable Devices Ltd. “Mudra” is a registered trademark of Wearable Devices Ltd.

All historical quantities of Ordinary Shares and per share data presented herein give retroactive effect to our 1-for-3 reverse share split effected prior to the start of trading on Nasdaq on March 11, 2026 and to our 1-for-3 reverse share split effected prior to the start of trading on Nasdaq on June 22, 2026.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

This prospectus includes or incorporates by reference statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information.

For investors outside of the United States: Neither we nor the Selling Shareholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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OUR COMPANY

Overview

Our Company

We are a growth company developing a non-invasive neural input interface in the form of a wearable wristband for controlling digital devices using subtle finger gestures and hand movements. Since our technology was introduced to the market in 2014, we have been working with both business-to-business, or B2B, and business-to-consumer, or B2C, customers as part of our push-pull strategy. We are now in the transition phase from research and development to commercialization of our technology into B2B products. At the same time, starting in December 2023, we have commenced shipment of the “Mudra Band”, our first B2C consumer product, and aftermarket accessory band for Apple Watch that enables gesture control across Apple ecosystem devices such as iPhone, Mac computer, Apple TV, and iPad, inter alia. In September 2024, we launched the Mudra Link, a universal neural band to control multiple operating systems devices. The Mudra Link has been sold and shipped regularly since February 2025.

Mudra Development Kit, originally named Mudra Inspire, our B2B development kit product, started selling to B2B customers in 2018 as the first point of business engagement and contributed to our early-stage revenues. At CES 2024, the Mudra Band for Apple Watch, our flagship B2C product was included in the “Best of CES 2024” products list by SlashGear. At CES 2025, the Mudra Link, our gesture control stand-alone wristband for all Bluetooth compatible devices won the CES 2025 Honoree Award in XR Technologies & Accessories.

The core of our platform is Mudra, which means “gesture” in Sanskrit. Mudra, our surface nerve conductance, or SNC, technology and wristband tracks neural signals on the user’s wrist skin surface, which our algorithms decipher to predict as gestures made by finger and hand movements. The interface binds each gesture with a specific digital function, allowing users to input commands without physical touch or contact. Mudra gestures are natural to perform, and gestures can be tailored per a user’s intent, desired function, and the controlled digital device. Mudra can detect multiple gesture types, including hand movements, finger movements, and fingertip pressure gradations. In addition to the control use-case, our Mudra technology and SNC sensor can be utilized in multiple monitoring use-cases where we can monitor neural and hand movements for digital health purposes, sport analytics performance, and Industry 4.0 solutions.

In 2025 and 2024, we had revenues of $647 thousand and $522 thousand, respectively, and comprehensive and net loss of $8.1 million and $7.9 million, respectively. During the six months ended June 30, 2026 and June 30, 2025, we had revenues of $350 thousand and $294 thousand, respectively, and comprehensive and net loss of $5.5 million and $3.7 million, respectively.

In addition to consumer electronics, we have recently expanded our brand to include neurotech and brain-computer interface sensors, with additional verticals that include Industry 4.0 – a new phase in the Industrial Revolution that focuses on interconnectivity, automation, machine learning, and real-time data, digital health, sport analytics, and more. Our research is building an intention-detection layer that improves the way artificial intelligence, or AI, understands human intent from wrist-worn sensors. This intent-detection layer underpins other research and verticals across the company, including physical AI and gesture recognition. It is also being applied in a clinical study on stroke rehabilitation, where patients have lost control of their hand and are trained to move virtual objects using the intention to move it, helping to rebuild the neural pathways behind hand control. In February 2026, we announced Mudra Studio, a developer platform that translates bioelectrical neural signals and motion into actionable inputs for extended reality, or XR, desktop, and AI applications, significantly expanding our software ecosystem.

In February 2026, we announced the formation of ai6 Labs, a closed-loop AI ecosystem that bridges human intent with digital reality by integrating foundational neural research, product commercialization, and a high-velocity AI accelerator into a single virtuous cycle. ai6 Labs is our innovation initiative, which combines foundational neural research, product commercialization and an AI accelerator into a single closed loop, with the objective of shortening the path from research to commercialized products.

We have recently formed a new physical AI business unit, which commercializes our latest hardware and lab as a wearable data layer for embodied AI. We launched the Mudra Pro, unveiling our high-fidelity electromyography-based data, and demonstrated our camera plus wearable “uplift”, fusing wrist-worn signals with egocentric video to deliver hand pose and joint-angle estimation, pressure and force estimation, and manipulation-onset segmentation that cameras alone cannot produce, and thus completing an initial fused dataset. We believe these initiatives will position us with the growing demand for human-intent data in physical AI.

Our Growth Strategy

We intend to achieve a leading brand position for neural input technology, and to expand our operations to digital and wearable computers. Key elements of our growth strategy include:

●	Offer a broad range of platform devices. We believe everyone’s needs are unique, so we will offer our users a wide range of connected devices to interact and control in multiple styles, form factors, and price points, to allow people to find the devices that fit their lifestyles and goals. We believe that we can leverage the growing public acceptance and awareness of wearable neural technologies and the rising adoption of wearable devices to market multiple Mudra-based consumer products.

●	Introduce new features, use-cases, software applications, and services. We plan to continue introducing new features and services to increase user engagement and revenue. For example, we are building a diverse user-gesture data bank, which will enable us to develop additional new gestures. It is our belief that the gestures should be natural for the user and tailored based on the use-case and controlled device, instead of a “one size fits all” approach which forces the user to learn new interactions. In addition to the control use-case, our Mudra technology and SNC sensor can be utilized in multiple monitoring use-cases where we can monitor neural and hand movements for digital health purposes, sport analytics performance, and Industry solutions. The platform serves multiple corporations, businesses and individuals in the form of customized mobile and computer applications with a broad range of business models that include hardware sales, licensing, and Software-as-a-Service, or SaaS model.

●	Using our proven hardware as a reliable development platform. In February 2026, we announced Mudra Studio, a developer platform that translates bioelectrical neural signals and motion into actionable inputs for XR, desktop, and AI applications, significantly expanding our software ecosystem.

●	Integrate our Mudra technology into existing devices. We intend to leverage our strong relationships with multiple consumer electronics companies and brands to sign software and hardware licenses and royalty contracts to make ourselves a fundamental input component for all digital devices and platforms. We also believe our superior software and hardware integration ability to work with companies will enable us to sign agreements with leading global and smaller companies for consumer devices and industry use-cases.

●	Further penetrate the additional markets. We intend to increase our focus on building relationships with corporations in Industry 4.0, wellness and digital health, and sports analytics. Our main advantage is the ability to continuously and securely track the user’s engagement over lengthened periods of times and supply meaningful insights for employee performance and safety and the user’s physiology.

●	Accelerate innovation and commercialization through ai6 Labs. We announced the formation of ai6 Labs, a closed-loop AI ecosystem that bridges human intent with digital reality by integrating foundational neural research, product commercialization, and a high-velocity AI accelerator into a single virtuous cycle. This innovation initiative aims to shorten the path from research to commercialized products.

●	Position ourselves within the physical AI market. We have recently formed a new physical AI business unit, which commercializes our latest hardware and lab as a wearable data layer for embodied AI. By launching the Mudra Pro and demonstrating our camera plus wearable “uplift” to complete an initial fused dataset, we believe these initiatives will position us with the growing demand for human-intent data in physical AI.

●	Expand brand awareness, global distribution and drive sales of our products and services. We intend to increase our marketing efforts to further expand global awareness of our brand and drive greater sales of our products and services. The international markets represent a significant growth opportunity for us, and we intend to expand sales of our products and services globally through select retailers and strategic partnerships.

●	Data monetization. Once we have a sufficiently large database, we intend to monetize data derived from a combination of gestures that authenticates a user, identification of patterns of daily behavior, and monitoring of metrics and identification. This will expand our offerings related to data and user behavior, which can open multiple new markets and opportunities.

●	Growth strategy through strategic financing opportunities. We may continue to pursue opportunistic financing transactions to enhance our liquidity and support the commercialization of our products and services. In this regard, in April 2026, we entered into a warrant inducement transaction pursuant to which a holder of certain of our existing warrants agreed to exercise for cash warrants to purchase up to 968,166 Ordinary Shares at a reduced exercise price of $5.19 per Ordinary Share, and we agreed to issue new warrants to purchase up to 1,694,291 Ordinary Shares at an exercise price of $4.53 per share. The closing of the transaction occurred on April 21, 2026, and we received aggregate gross proceeds of approximately $5.0 million, before deducting fees and other expenses. We intend to use the net proceeds for working capital and other general corporate purposes, which we believe will support our commercialization efforts and broader growth strategy.

Recent Developments

July 2026 Private Placement

On July 31, 2026, we entered into the Agreement with the Selling Shareholder pursuant to which we agreed to issue and sell, in the July 2026 Private Placement, (i) 240,000 Shares, (ii) 760,000 Pre-Funded Warrants, and (iii) 1,000,000 Warrants, at a combined purchase price of $3.285 per Ordinary Share and accompanying Warrant and $3.2849 per Pre-Funded Warrant and Warrant. We received aggregate gross proceeds of approximately $3.3 million, before deducting placement agent fees and other offering expenses. The Pre-Funded Warrants have an exercise price of $0.0001 per Ordinary Share, are immediately exercisable and will remain exercisable until exercised in full. The July Warrants have an exercise price of $3.16 per Ordinary Share, are immediately exercisable and will expire five years from the date of issuance.

The offering closed on August 10, 2026, following our entry into a cooperation agreement and the settlement of the court proceedings as described under “Governance Changes” below.

Governance Changes

On July 27, 2026, we received a demand letter from J.B.D Innovation Ltd. and Victor Tshuva & Co. – Law Offices, collectively, the Shareholders, which stated that they collectively held approximately 24.8% of our voting rights, requesting that our board of directors, or the Board, convene a special general meeting of shareholders, or the Demand Letter. The proposals set forth in the Demand Letter included, among other matters, amendments to certain provisions of our amended and restated articles of association relating to the election and removal of directors, the removal of four of the five then-current members of the Board and the election of four nominees designated by the Shareholders.

On August 2, 2026, the Shareholders commenced proceedings against us and certain additional respondents in the Economic Department of the Haifa District Court, or the Court, seeking injunctive relief in connection with the July 2026 Private Placement as described above, or the Court Proceedings. The Court issued an interim ex parte order temporarily prohibiting the advancement of the July 2026 Private Placement or any change in our capital structure pending a hearing on the Shareholders’ motion for a temporary injunction. On August 4, 2026, we and the other respondents filed a response requesting that the Court deny the motion and vacate the interim order. Later that day, the Court denied the requested relief, but rescheduled the hearing from August 16, 2026 to August 12, 2026.

On August 7, 2026, we entered into a cooperation agreement with the Shareholders, or the Cooperation Agreement, to resolve the matters raised in the Demand Letter and the Court Proceedings and certain related matters concerning the composition of the Board. The Cooperation Agreement was entered into without any admission by any party of any allegation, liability or responsibility. In connection with the Cooperation Agreement, Ilana Lurie and Guy Wagner resigned from the Board and Avichay Vardi, Oz Adler, Gabriel Kabazo and Hila Kiron Revach were appointed to the Board, resulting in a seven-member Board. The Shareholders also withdrew the Demand Letter and ceased their efforts to convene the proposed special general meeting, and the parties agreed to dismiss the Court Proceedings without an order as to costs.

Further information regarding the Cooperation Agreement and the settlement of the shareholder dispute is set forth in our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on August 10, 2026.

ABOUT THIS OFFERING

Ordinary Shares outstanding prior to this offering:	2,459,741 Ordinary Shares.

Ordinary Shares offered by the Selling Shareholder:	Up to 2,000,000 Ordinary Shares consisting of (i) 240,000 Shares, (ii) 760,000 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants and (iii) 1,000,000 Ordinary Shares issuable upon the exercise of the Warrants.

Ordinary Shares to be outstanding after this offering(1):	4,219,741 Ordinary Shares, assuming the exercise in full of all of the Pre-Funded Warrants and Warrants for cash and without adjustment.

Use of proceeds:	The Selling Shareholder will receive all of the proceeds from the sale of any Ordinary Shares sold by it pursuant to this prospectus. We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholder (although we may receive proceeds from any exercise of the Pre-Funded Warrants and Warrants, to the extent such Pre-Funded Warrants and Warrants are exercised by the Selling Shareholder for cash). See “Use of Proceeds” in this prospectus.

Risk factors:	Investing in our securities is highly speculative and involves substantial risk. You should carefully consider all the information in this prospectus prior to investing in our securities. In particular, we urge you to consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page 5, including the risks described under the heading “Item 3 Key Information - D. Risk Factors” in the 2025 Annual Report.

Listing:	Our Ordinary Shares are listed for trading on the Nasdaq Capital Market under the symbol “WLDS”

(1)	The number of Ordinary Shares to be outstanding immediately after this offering is based on 2,459,741 Ordinary Shares outstanding as of August 27, 2026, and excludes, as of such date:

●	2,344 Ordinary Shares issuable upon the exercise of outstanding options allocated or granted to directors, employees and consultants under our 2015 Share Option Plan, or the 2015 Plan, at a weighted average exercise price of $271.2 per Ordinary Share, of which 1,456 were vested as of August 27, 2026;

●	31 Ordinary Shares issuable upon the exercise of warrants issued to a consultant, at an exercise price of $1,620 per Ordinary Share, and an additional 33 Ordinary Shares issuable upon the exercise of warrants issued to an advisor, at an exercise price of $3,045.60 per Ordinary Share;

●	11,181 Ordinary Shares issuable upon the exercise of 11,181 warrants to purchase one Ordinary Share per warrant, or the IPO Warrants, at an exercise price of $1,440 per share, and warrants to purchase up to 260 Ordinary Shares, issued to the underwriter in our initial public offering at an exercise price of $3,823.20 per share, or the Underwriter’s Warrants;

●	1,567 Ordinary Shares reserved for future issuance under the 2015 Plan;

●	6,944 Ordinary Shares reserved for future issuance under our 2024 Employee Stock Purchase Plan, or the 2024 Purchase Plan;

●	168,681 Ordinary Shares issuable upon the settlement of outstanding restricted share units, or RSUs, allocated or granted to directors, employees and consultants under our 2024 Global Equity Incentive Plan, or the 2024 Plan, of which none were vested as of August 27, 2026;

●	9,444 Ordinary Shares issuable upon the exercise of outstanding options granted to employees under the 2024 Plan, of which 1,018 options were vested as of August 27, 2026;

●	182,652 Ordinary Shares reserved for future issuance under the 2024 Plan; and

●	1,694,291 Ordinary Shares issuable upon the exercise of warrants issued under a warrant inducement agreement entered into in April 2026.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus, including the risks described under the heading “Item 3. Key Information— D. Risk Factors” in our 2025 Annual Report, which we filed with the SEC on March 12, 2026, as updated by other reports and documents we file with, or furnish to, the SEC and that are incorporated by reference herein. Please see the sections of this prospectus entitled “Where You Can Find Additional Information” and “Information Incorporated by Reference.” If one or more of those risks is realized, that could adversely impact our business, financial condition or results of operations.

Risks Relating to the Offering and to an Investment in our Ordinary Shares

Shareholders may experience significant dilution as a result of potential future financings that we may effect.

We currently have an effective shelf registration statement on Form F-3 for the sale of up to $30,000,000 of our Ordinary Shares, warrants, rights and/or units, of which approximately $16.5 million has been sold. Purchasers of Ordinary Shares in this offering, as well as our existing shareholders, will experience significant dilution if we sell additional shares at prices significantly below the price at which they invested. In addition, we may issue additional Ordinary Shares or other equity securities exercisable for Ordinary Shares in connection with, among other things, future acquisitions of additional companies or assets, or under our equity incentive plans, in certain cases without shareholder approval. Our existing shareholders may experience significant dilution if we issue shares in the future at prices below the price at which previous shareholders invested.

Our issuance of additional Ordinary Shares or other ordinary share equivalents would have the following effects:

●	our existing shareholders’ proportionate ownership interest in us will decrease;

●	the relative voting strength of each previously outstanding ordinary share may be diminished; and

●	the market price of our Ordinary Shares may decline.

Shareholders may experience significant dilution as a result of this offering and potential future offerings.

The exercise of the Pre-Funded Warrants and Warrants and the issuance of up to 1,760,000 Ordinary Shares underlying such Pre-Funded Warrants and Warrants could cause our existing shareholders to experience dilution.

In addition to 240,000 Ordinary Shares, the Selling Shareholder identified herein is selling from time to time up to 1,760,000 Ordinary Shares underlying the Pre-Funded Warrants and Warrants, which constitute approximately 90.10% of our issued and outstanding Ordinary Shares prior to the offering pursuant to this prospectus. Such sales could cause the market price of our Ordinary Shares to decline.

Purchasers of the Ordinary Shares, as well as our existing shareholders, will experience dilution if the Selling Shareholder identified herein sells the shares underlying the Pre-Funded Warrants and Warrants. In addition, we may also offer additional Ordinary Shares in the future, which may result in additional significant dilution. If market share price will go above the exercise price of any outstanding warrants held by the Selling Shareholder, it will become likely that the Selling Shareholder will elect to exercise them. If all warrants and pre-funded warrants held by the Selling Shareholder as of August 27, 2026 were to be exercised, our outstanding Ordinary Shares as of August 27, 2026 would increase from 2,459,741 to 5,914,032, representing an increase of approximately 140.4% in the number of outstanding Ordinary Shares. Accordingly, shareholders would experience significant dilution of their ownership interests. The resale of these additional Ordinary Shares could also further cause the trading price of our Ordinary Shares to decline.

Accordingly, shareholders would experience significant dilution of their ownership interests. The resale of these additional Ordinary Shares, or the perception that such issuances or resales could occur, could also further cause the market price of Ordinary Shares to decline.

Future issuances or sales, or the potential for future issuances or sales, of our Ordinary Shares may cause the trading price of our Ordinary Shares to decline and could impair our ability to raise capital through subsequent equity offerings.

We have issued a significant number of Ordinary Shares and we may do so in the future. Shares to be issued in future equity offerings could cause the market price of our Ordinary Shares to decline and could have an adverse effect on our earnings per share if and when we become profitable. In addition, future sales of our Ordinary Shares or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our Ordinary Shares to decline, and could materially impair our ability to raise capital through the sale of additional securities.

The market price of our Ordinary Shares could decline due to sales, or the announcements of proposed sales, of a large number of Ordinary Shares in the market, including sales of up to 1,760,000 Ordinary Shares issuable upon exercise of the Pre-Funded Warrants and Warrants or other sales of Ordinary Shares by our large shareholders, or the perception that these sales could occur. These sales or the perception that these sales could occur could also depress the market price of our Ordinary Shares and impair our ability to raise capital through the sale of additional equity securities or make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate. We cannot predict the effect that future sales of Ordinary Shares or other equity-related securities would have on the market price of our Ordinary Shares.

Our amended and restated articles of association authorize our Board to, among other things, issue additional Ordinary Shares or securities convertible or exchangeable into Ordinary Shares, without shareholder approval. We may issue such additional Ordinary Shares or convertible securities to raise additional capital. The issuance of any additional Ordinary Shares or convertible securities could be substantially dilutive to our shareholders. Moreover, to the extent that we issue restricted share units, stock appreciation rights, options or warrants to purchase our Ordinary Shares in the future and those stock appreciation rights, options or warrants are exercised, or as the restricted share units settle, our shareholders may experience further dilution. Holders of our Ordinary Shares have no preemptive rights that entitle such holders to purchase their pro rata share of any offering of shares or equivalent securities and, therefore, such sales or offerings could result in increased dilution to our shareholders.

An active trading market for our Ordinary Shares may not be sustained.

Although our Ordinary Shares are listed on The Nasdaq Capital Market, the market for our Ordinary Shares has demonstrated varying levels of trading activity. Furthermore, the current level of trading may not be sustained in the future. The lack of an active market for our Ordinary Shares may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to utilize our shares as consideration in any licensing or other collaboration transactions with third parties.

Our share price may be subject to substantial volatility, and shareholders may lose all or a substantial part of their investment.

Our Ordinary Shares currently trade on The Nasdaq Capital Market. There is limited public float, and trading volume historically has been low and sporadic. As a result, the market price for our Ordinary Shares may not necessarily be a reliable indicator of our fair market value. The price at which our Ordinary Shares trades may fluctuate as a result of a number of factors, including the number of shares available for sale in the market, quarterly variations in our operating results, actual or anticipated announcements of new releases by us or competitors, the gain or loss of sources of revenues, changes in the estimates of our operating performance, market conditions in our industry and the economy as a whole.

Because we do not anticipate paying any cash dividends on our Ordinary Shares in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never paid or declared any cash dividends on our Ordinary Shares. We currently intend to retain earnings, if any, to finance the growth and development of our business and we do not anticipate paying any cash dividends in the foreseeable future. As a result, only appreciation of the price of our Ordinary Shares will provide a return to our shareholders.

Resales of our Ordinary Shares in the public market during this offering by our shareholders may cause the market price of our Ordinary Shares to fall.

Sales of a substantial number of our Ordinary Shares could occur at any time. The issuance of new Ordinary Shares could result in resales of our Ordinary Shares by our current shareholders concerned about the potential ownership dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our Ordinary Shares.

Risks Relating to Our Business

Shareholder activism and changes to our Board could materially and adversely affect our business, financial condition and the market price of our ordinary shares.

We may be subject to campaigns by activist shareholders. For example, on July 27, 2026, the Shareholders delivered the Demand Letter requesting that we convene a special general meeting of shareholders to consider, among other matters, amendments to our amended and restated articles of association, the removal of four of the five current members of our board of directors and the election of four nominees designated by the proposing shareholders. As a result of this demand and the Court Proceedings that ensued shortly after the Demand Letter, we agreed to appoint four new directors to our Board, who joined our Board on August 13, 2026. Simultaneously, two of our directors resigned from our Board.

Activist campaigns may create uncertainty regarding our future direction, strategy and leadership. This uncertainty could adversely affect our relationships with management, employees, customers, suppliers, strategic partners and other business counterparties and could make it more difficult for us to attract and retain qualified personnel. The public nature of an activist campaign may also increase volatility in the market price of our ordinary shares and adversely affect our ability to raise capital on favorable terms, or at all.

The resulting change in the composition of our Board could lead to changes in our business strategy, capital-allocation priorities or management and could disrupt ongoing operations and initiatives. There can be no assurance that any newly elected directors would support our existing strategy.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus and contain, and our officers and representatives may from time to time make, “forward-looking statements,” which include information relating to future events, future financial performance, financial projections, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “goal,” “seek,” “project,” “strategy,” “likely,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements are neither historical facts, nor should they be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	SNC becoming the industry standard input method for wearable computing and consumer electronics;

●	our ability to maintain and expand our existing customer base;

●	shareholder activism and changes to our Board;

●	our ability to maintain and expand compatibility of our devices with a broad range of mobile devices and operating systems;

●	our ability to maintain our business models;

●	our ability to correctly predict the market growth;

●	our ability to remediate material weaknesses in our internal control over financial reporting;

●	our ability to retain our founders;

●	our ability to maintain, protect, and enhance our intellectual property;

●	our ability to raise capital through the issuance of additional securities;

●	the impact of competition and new technologies;

●	the impact of tariffs, trade restrictions, and geopolitical shifts on our operations, supply chain, and market opportunities;

●	projected capital expenditures and liquidity;

●	changes in our strategy;

●	our ability to comply with Nasdaq listing requirements;

●	the global political and economic environment in countries in which we operate including those related to recent unrest and actual or potential armed conflict in Israel and other parts of the Middle East, such as the Israel-Gaza Strip war, the war with Iran and conflicts with Hezbollah in Lebanon;

●	litigation; and

●	those factors referred to in “Item 3. Key Information — D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” of our 2025 Annual Report as well other factors in the 2025 Annual Report.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference herein. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act do not protect any forward-looking statements that we make in connection with this offering. All forward-looking statements included in this prospectus and the documents incorporated by reference herein and therein are based on information available to us as of the date of this prospectus or the date of the applicable document incorporated by reference. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus and the documents incorporated by reference in this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY OUR MANAGEMENT. IN REVIEWING THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND THEREIN, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT THERE MAY BE OTHER POSSIBLE RISKS THAT COULD BE IMPORTANT.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholder. We will, however, receive up to a gross aggregate amount of approximately $3.16 million in cash from the exercise of the Pre-Funded Warrants and Warrants, assuming the exercise in full for cash of all the Pre-Funded Warrants and Warrants, which we intend to use for the continued commercialization of its Mudra products, development and manufacturing of its next-generation product lines, advancement of its AI6 Labs initiatives, including in the Physical AI and Robotics vertical, potential strategic transactions and working capital and other general corporate purposes.

The Selling Shareholder will receive all of the net proceeds from the sale of any Ordinary Shares offered by it under this prospectus. See “Selling Shareholder.” The Selling Shareholder will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholder for brokerage, accounting, tax, legal services or any other expenses incurred by the Selling Shareholder in disposing of these Ordinary Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the sale of the Ordinary Shares covered by this prospectus.

capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2026:

●	on an actual basis;

●	on a pro forma basis to give effect to the (i) the issuance of an aggregate of 14,363 Ordinary Shares upon the settlement of RSUs from July through August 2026; and (ii) the receipt of net proceeds of $2.89 million and the issuance of 240,000 Ordinary Shares issued in connection with the July 2026 Private Placement, that was completed on August 10, 2026; and

●	on a pro forma as adjusted basis to give effect to the sale of the securities offered hereby by the Selling Shareholder, including the exercise in full for cash of the Pre-Funded Warrants and Warrants.

The following table should be read in conjunction with “Use of Proceeds,” our financial statements and related notes that are incorporated by reference into this prospectus and the other financial information included or incorporated by reference into this form.

	As of June 30, 2026
U.S. dollars in thousands	Actual*	Pro forma*	Pro forma as adjusted*
Cash	$677	$3,563	$6,683
Long term debt	$-	$-	$-
Shareholders’ equity:
Share capital	67	67	67
Additional paid in capital	61,212	64,098	67,218
Accumulated losses	(42,729)	(42,729)	(42,729)
Total shareholders’ equity	$18,550	21,436	24,556

Total capitalization	$18,550	21,436	24,556

*	Unaudited

This above table is based on 2,205,378 Ordinary Shares outstanding as of June 30, 2026, and excludes, as of such date:

●	2,344 Ordinary Shares issuable upon the exercise of outstanding options allocated or granted to directors, employees and consultants under the 2015 Plan, at a weighted average exercise price of $271.2 per Ordinary Share, of which 1,456 were vested as of August 27, 2026;

●	31 Ordinary Shares issuable upon the exercise of warrants issued to a consultant, at an exercise price of $1,620 per Ordinary Share, and an additional 33 Ordinary Shares issuable upon the exercise of warrants issued to an advisor, at an exercise price of $3,045.60 per Ordinary Share;

●	1,567 Ordinary Shares reserved for future issuance under the 2015 Plan;

●	11,181 Ordinary Shares issuable upon the exercise of 11,181 IPO Warrants, at an exercise price of $1,440 per share, and the Underwriter’s Warrants to purchase up to 260 Ordinary Shares, at an exercise price of $3,823.20 per share;

●	6,944 Ordinary Shares reserved for future issuance under the 2024 Purchase Plan;

●	168,681 Ordinary Shares issuable upon the settlement of outstanding RSUs, allocated or granted to directors, employees and consultants under the 2024 Plan, of which none were vested as of August 27, 2026;

●	9,444 Ordinary Shares issuable upon the exercise of outstanding options granted to employees under the 2024 Plan, of which 1,018 options were vested as of August 27, 2026;

●	182,652 Ordinary Shares reserved for future issuance under the 2024 Plan; and

●	1,694,291 Ordinary Shares issuable upon the exercise of warrants issued under a warrant inducement agreement entered into April 2026.

SELLING SHAREHOLDER

This prospectus relates to the sale of up to 2,000,000 Ordinary Shares that the Selling Shareholder may sell in one or more offerings that were issued to the Selling Shareholder and those issuable upon exercise of some or all of Pre-Funded Warrants and Warrants that the Selling Shareholder received from us, pursuant to the July 2026 Private Placement of the Securities described above. The table below sets forth information about the maximum number of Ordinary Shares that may be offered from time to time by the Selling Shareholder under this prospectus. The Selling Shareholder identified below may currently hold or acquire Ordinary Shares in addition to those registered hereby. In addition, the Selling Shareholder identified below may sell, transfer, assign or otherwise dispose of some or all of its Ordinary Shares registered hereunder in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.

To our knowledge, the Selling Shareholder does not have, and has not had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than its ownership of our Ordinary Shares, the Pre-Funded Warrants, Warrants and other warrants. The Selling Shareholder has purchased our securities in certain of our prior financing transactions and also participated in the transaction giving rise to this offering. In addition, to our knowledge, the Selling Shareholder is not an affiliate of a broker-dealer and there are no participating broker-dealers. To the extent a selling shareholder would be an affiliate of a broker-dealer, or if there would be any participating broker-dealer, such selling shareholder and/or participating broker-dealer would be deemed to be an “underwriter” within the meaning of the Securities Act, and any commissions or discounts given to any such selling shareholder or broker-dealer could be regarded as underwriting commissions or discounts under the Securities Act.

Prior to entering into the Agreement, the Company had 2,219,741 Ordinary Shares issued and outstanding. On August 10, 2026, we closed the transaction contemplated by the Agreement between us and the Selling Shareholder. As of August 27, 2026, the Company had 2,459,741 Ordinary Shares issued and outstanding.

In the July 2026 Private Placement effected pursuant to the Agreement, we sold 2,000,000 Securities to the Selling Shareholder, including 240,000 Ordinary Shares and 1,760,000 Pre-Funded Warrants and Warrants, each of which is exercisable for one Ordinary Share, which were issued to the Selling Shareholder on August 10, 2026, which constituted approximately 90.1% of the issued and outstanding shares of the Company prior to the transactions. In addition, if the Pre-Funded Warrants and Warrants are fully exercised, we would issue an additional 1,760,000 Ordinary Shares, which would constitute approximately 71.6% of our issued and outstanding Ordinary Shares as of August 27, 2026.

We have prepared the following table based on information supplied to us by the Selling Shareholder on or prior to August 11, 2026.

We may amend or supplement this prospectus from time to time in the future to update or change the selling shareholders list and the securities that may be resold.

	Shares Beneficially Owned Prior to Offering(1)		Maximum Number of Shares to be Sold Pursuant to this Prospectus	Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering
Name of Selling Shareholder	Number	Percentage(2)	Number	Number(3)	Percentage(4)
Armistice Capital, LLC(5)	3,694,291	62.5%	2,000,000	1,694,291	28.6%

(1)	Included as Ordinary Shares “owned” for purposes of this column are the 1,760,000 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants and Warrants.

(2)	The percentage ownership of 62.5% is based on 2,459,741 outstanding Ordinary Shares as of the date of this prospectus, while also including as outstanding for purposes of calculating such percentage, an additional 1,760,000 Ordinary Shares underlying the Pre-Funded Warrants and Warrants held by the Selling Shareholder, which are currently exercisable, as well as 1,694,291 April Warrants which are also currently exercisable. This percentage does not give effect to the provisions of each of the foregoing Pre-Funded Warrants, which provide that the Selling Shareholder may not hold more than 9.99% of the total issued and outstanding Ordinary Shares of the Company at any given time, and Warrants, which provide that the Selling Shareholder may not hold more than 4.99% of the total issued and outstanding Ordinary Shares of the Company at any given time.

(3)	Assumes that the Selling Shareholder will sell all of the 2,000,000 Ordinary Shares underlying the Securities that are being offered pursuant to this prospectus.

(4)	The percentage of outstanding Ordinary Shares which may be sold in this offering considers, as outstanding Ordinary Shares, the 2,000,000 Ordinary Shares underlying the Securities that may be sold in this offering.

(5)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company, or the Master Fund, and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC, or Armistice Capital, as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The Pre-Funded Warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the Selling Shareholder from exercising that portion of the Pre-Funded Warrants that would result in the Selling Shareholder and its affiliates owning, after exercise, a number of shares of Ordinary Shares in excess of the beneficial ownership limitation. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Shareholder from exercising that portion of the Warrants that would result in the Selling Shareholder and its affiliates owning, after exercise, a number of shares of Ordinary Shares in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

PLAN OF DISTRIBUTION

We are registering the sale of the 2,000,000 Ordinary Shares offered under this prospectus on behalf of the Selling Shareholder. The Selling Shareholder, which, as used herein includes donees, pledgees, transferees, or other successors-in-interest selling those Ordinary Shares or interests in those Ordinary Shares received after the date of this prospectus from the Selling Shareholder as a gift, pledge, partnership distribution, or other non-sale related transfer, may, from time to time, sell, transfer, or otherwise dispose of any or all of the subject Ordinary Shares on any stock exchange, market or trading facility on which the Ordinary Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholder may, from time to time, pledge or grant a security interest in some or all of the subject Ordinary Shares owned by such shareholder and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the subject Ordinary Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the Selling Shareholder(s) to include the pledgee, transferee, or other successors in interest as a Selling Shareholder under this prospectus. The Selling Shareholder may use any one or more of the following methods when disposing of its shares pursuant to this prospectus:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

In connection with the sale of Ordinary Shares or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Ordinary Shares in the course of hedging the positions they assume. The Selling Shareholder may also sell Ordinary Shares short and deliver these securities to close out its short positions, or loan or pledge the Ordinary Shares to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended to reflect such transaction).

If the Ordinary Shares are sold through broker dealers, the Selling Shareholder will be responsible for discounts or commissions or agent’s commissions. The aggregate proceeds to the Selling Shareholder from the sale of the Ordinary Shares offered by it will be the purchase price of the Ordinary Shares less discounts or commissions, if any. The Selling Shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Ordinary Shares to be made directly or through agents. We will not receive any of the proceeds from this offering (although we will receive proceeds from the exercise of the Warrants under which the Ordinary Shares being sold in this offering will be issued).

The Selling Shareholder also may resell all or a portion of the Ordinary Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and conforms to the requirements of that rule.

The Selling Shareholder and any underwriters, broker-dealers, or agents that participate in the sale of our Ordinary Shares or interests therein may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. If the Selling Shareholder is deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus (as it may be amended from time to time) available to the Selling Shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

To the extent required, the Ordinary Shares to be sold, the respective purchase prices and public offering prices, the names of any agents, dealers, or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth, if appropriate, in a post-effective amendment to the registration statement that includes this prospectus or, to the extent permissible, in a supplement to this prospectus.

In order to comply with the securities laws of some states, if applicable, the Ordinary Shares to be sold under this prospectus may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The Selling Shareholder and any other person participating in a distribution of the Ordinary Shares covered by this prospectus will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of any of the Ordinary Shares by the Selling Shareholder and any other such person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares under this prospectus to engage in market-making activities with respect to the Ordinary Shares.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the Selling Shareholder that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by Sullivan & Worcester Tel Aviv (Har-Even & Co.), Tel Aviv, Israel. Certain legal matters with respect to U.S. law will be passed upon for us by Sullivan & Worcester LLP, New York, New York.

EXPERTS

The consolidated financial statements of Wearable Devices Ltd. as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025 incorporated by reference herein, have been incorporated in reliance on the report of Ziv Haft, Certified Public Accountants, Isr., BDO Member Firm, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPENSES

The following are the estimated expenses of this offering payable by us related to the filing of the registration statement of which this prospectus forms a part. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$636.64
Printer fees and expenses	$1,000
Legal fees and expenses	$20,000
Accounting fees and expenses	$7,000
Miscellaneous	$11,000
Total	$39,636.64

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial number of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts. However, the court may enforce a foreign judgment, even without reciprocity, based on the request of the Attorney General, under certain circumstances;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment are not contrary to the public policy in Israel;

●	the judgment was not obtained by fraud, there was a reasonable opportunity for the defendant to present their case, the judgment was given by an authorized court to issue it under the applicable international private law rules in Israel, the judgement does not conflict with any other valid judgments in the same matter between the same parties;

●	in action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

●	the judgment is enforceable according to the laws of the foreign state in which the relief was granted; and

●	enforcement may be denied if it could harm the sovereignty or security of Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency. The conversion to Israeli currency will be based on the latest official exchange rate published by the Bank of Israel before the payment date. However, the obligated party will fulfil its duty under the judgment even if they choose to make the payment in the same foreign currency, subject to the laws governing the foreign currency applicable at that time.

Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements. Further our officers, directors and principal shareholders are exempt from short-swing profit recovery provisions contained in Section 16 of the Exchange Act, and our principal shareholders are exempt from the reporting provisions thereunder.

In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on a Form 6-K, unaudited interim financial information.

We maintain a corporate website at https://www.wearabledevices.co.il. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including any notices of general meetings of our shareholders.

The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Information contained on, or that can be accessed through, our website and other websites listed in this prospectus do not constitute a part of this prospectus. We have included these website addresses in this prospectus solely as inactive textual references.

This prospectus is part of a registration statement on Form F-3 filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the SEC. For further information with respect to us and the securities offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 12, 2026;

●	Our Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on April 21, 2026, April 24, 2026 (with respect to the first three and the fifth paragraphs and the section titled “Forward-Looking Statements Disclaimer” in the press release attached thereto as Exhibit 99.1 only), April 24, 2026 (with respect to the first, second, third and the fifth paragraphs and the section titled “Forward-Looking Statements Disclaimer” in the press release attached as Exhibit 99.1), May 13, 2026, (with respect to the first, second, third, fourth and sixth paragraphs and the section titled “Forward-Looking Statements Disclaimer”), May 18, 2026, June 4, 2026 (with respect to the first, second, third and sixth paragraphs and the section titled “Forward-Looking Statements Disclaimer”), June 4, 2026, June 17, 2026 (with respect to the press release attached as Exhibit 99.1), July 27, 2026, August 4, 2026, August 5, 2026, August 10, 2026, August 11, 2026 (with respect to the first three and the fifth paragraphs and the section titled “Forward-Looking Statements Disclaimer” in the press release attached as Exhibit 99.1) and August 24, 2026 (other than the second, third, fourth and fifth paragraphs of Exhibit 99.3); and

●	The description of our securities contained in Form 8-A, File No. 001-41502, filed with the SEC on September 9, 2022, as amended by Exhibit 2.7 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 12, 2026, including any further amendments or reports filed for the purpose of updating such description.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F (1) after the date of the filing of the registration statement of which this prospectus forms a part and prior to its effectiveness and (2) prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC after the date of the filing of the registration statement of which this prospectus forms a part and prior to its effectiveness and prior to the termination of the offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address: 5 Ha-Tnufa St., Yokne’am Illit, 2066736, Israel, Tel: +972.4.6185670, Attention: Chief Financial Officer.

WEARABLE DEVICES LTD.

Up to 2,000,000 Ordinary Shares

PROSPECTUS

              , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Indemnification

The Israeli Companies Law 5759-1999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court; (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceeding of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent procedures or interruption of procedures subject to conditions) of the Securities Law.

The Companies Law also permits a company to add provisions in the articles of association, to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We have entered into indemnification agreements with all of our directors and with all members of our senior management. Each such indemnification agreement shall provide the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Insurance

Under the Companies Law, a company may obtain insurance for any of its office holders against the following liabilities incurred due to the acts he or she performed as an office holder, if and to the extent provided for in the company’s articles of association:

•	breach of his or her duty of care to the company or to another person, to the extent such a breach arises out of the negligent conduct of the office holder;

•	a breach of his or her duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice the company’s interests; and

•	a financial liability imposed upon him or her in favor of another person.

We currently have directors’ and officers’ liability insurance with Berkshire Hathaway and Hiscox, providing coverage of up to $7.5 million per claim and in the aggregate for the policy period, for the benefit of our company and all of our directors and officers, in respect of which we pay an annual premium of $128,000, for a policy period commencing August 13, 2026 and expiring August 13, 2027.

Our compensation policy further permits the Company, upon the occurrence of a change of control or a material change in the risk profile of our directors and officers, to obtain “run-off” directors’ and officers’ liability insurance covering our office holders for a period of up to seven years following such event, with a policy limit of up to $30 million per claim, and a premium not to exceed 300% of the last annual premium paid by the Company prior to such event.

We currently have a “run-off” directors’ and officer’s liability insurance for a period of up to seven years, with a policy limit of $7.5 million, and a premium of approximately 200% of the last annual premium.

Exemption

Under the Companies Law, an Israeli company may not exempt an office holder from liability for a breach of his or her duty of loyalty, but may exempt in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exemption is included in its articles of association. Our amended and restated articles of association provide that we may exempt, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care. Subject to the aforesaid limitations, and to other limitations detailed in the indemnification agreements, we exempt and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that we may not exempt or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exemption) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exemption, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors (and, with respect to certain office holders or under certain circumstances, also by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy that was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations. In addition, under regulations promulgated under the Companies Law, with respect to the insurance of office holders of a company in which there is a controlling shareholder who is also an office holder, a board approval is also required, subject to meeting the aforesaid conditions.

Our amended and restated articles of association permit us to exempt (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 9. Exhibits

Exhibit Number	Exhibit Description
3.1	Amended and Restated Articles of Association of Wearable Devices Ltd. (filed as Exhibit 99.2 to Form 6-K (File No. 001-41502) filed on October 24, 2025 and incorporated herein by reference).
4.1	Form of Ordinary Warrant (filed as Exhibit 4.1 to Form 6-K (File No. 001-41502) filed on August 5, 2026 and incorporated herein by reference).
4.2	Form of Pre-Funded Warrant (filed as Exhibit 4.2 to Form 6-K (File No. 001-41502) filed on August 5, 2026 and incorporated herein by reference).
5.1*	Opinion of Sullivan & Worcester Tel Aviv (Har-Even & Co.), Israeli counsel to Wearable Devices Ltd.
10.1	Form of Securities Purchase Agreement, dated as of July 31, 2026, by and between the Company and the purchaser party thereto (filed as Exhibit 10.1 to Form 6-K (File No. 001-41502) filed on August 5, 2026 and incorporated herein by reference).
10.2	Placement Agreement, dated as of July 31, 2026, by and between the Company and A.G.P./Alliance Global Partners (filed as Exhibit 10.2 to Form 6-K (File No. 001-41502) filed on August 5, 2026 and incorporated herein by reference).
23.1*	Consent of Ziv Haft, Certified Public Accountants, Isr., BDO member firm, an independent registered public accounting firm.
23.2*	Consent of Sullivan & Worcester Tel Aviv (Har-Even & Co.) (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page to the initially filed Registration Statement on Form F-3)
107*	Filing Fee Table

*	Filed herewith.

Item 10. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

(A)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Yokne’am Illit, the state of Israel on August 27, 2026.

Wearable Devices Ltd.

By:	/s/ Asher Dahan
Asher Dahan
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Wearable Devices Ltd. (the “Company”) hereby severally constitute and appoint Asher Dahan and Alon Mualem, and each of them singly, with full power of substitution, our true and lawful attorney-in-fact and agent to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-3, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Asher Dahan	Chief Executive Officer, Director	August 27, 2026
Asher Dahan	(Principal Executive Officer)

/s/ Alon Mualem	Chief Financial Officer	August 27, 2026
Alon Mualem	(Principal Financial and Accounting Officer)

/s/ Oz Adler	Chairman of the Board of Directors	August 27, 2026
Oz Adler

/s/ Eli Bachar	Director	August 27, 2026
Eli Bachar

/s/ Gabriel Kabazo	Director	August 27, 2026
Gabriel Kabazo

/s/ Kobbi Nir	Director	August 27, 2026
Kobbi Nir

/s/ Hila Kiron Revach	Director	August 27, 2026
Hila Kiron Revach

/s/ Avichay Vardi	Director	August 27, 2026
Avichay Vardi

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned duly authorized representative in the United States of Wearable Devices Ltd., has signed this registration statement on August 27, 2026.

Mudra Wearable, Inc.

By:	/s/ Asher Dahan
Name:	Asher Dahan
Title:	President, Director